EXHIBIT 4.1
Description of Class A Common Stock
The summary below is not complete and is qualified in its entirety by reference to our certificate of incorporation and by-laws, each as amended. The terms of these securities also may be affected by the New York Business Corporation Law.
Our authorized common stock consists of 300,000,000 shares of Class A common stock, par value $0.10 per share, and 780,724 shares of Class B common stock, par value $0.10 per share. As of February 14, 2024, there were 163,318,468 shares of Class A common stock and 780,724 shares of Class B common stock issued and outstanding.
The shares of Class A common stock are listed on the New York Stock Exchange under the symbol “NYT”. Computershare is the transfer agent and registrar of the shares of common stock.
The shares of Class A common stock, when issued against full payment of the purchase price, will be fully paid and nonassessable (except to the extent provided in Section 630 of the New York Business Corporation Law).
Our Class A common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Class A common stock have no preemptive rights to subscribe for any additional securities that we may issue. The holders of Class A common stock are entitled to receive dividends, if any, as and when declared from time to time by our Board of Directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up of our affairs, the holders of Class A common stock will be entitled to participate equally and ratably, with the holders of our Class B common stock, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock.
The holders of the Class A common stock are entitled to one vote for each share thereof held by them in the election of 30% of the Board of Directors proposed to be elected at any meeting of stockholders held for that purpose (or the nearest larger whole number if such percentage is not a whole number), voting separately and as a class. The holders of Class B common stock are entitled to one vote for each share held by them in the election of the balance of the Board of Directors, voting separately and as a class. The holders of our Class A common stock and the holders of our Class B common stock are entitled to one vote for each share thereof, voting together and not as separate classes, upon:
•the reservation of any shares of capital stock for options granted or to be granted to our officers, directors or employees;
•the acquisition of the stock or assets of any other company in the following circumstances:
◦If any officer, director or holder of 10% or more of any class of shares of our voting securities has an interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction;
◦If the transaction involves the issuance of Class A common stock or Class B common stock or securities convertible into either, or any combination of the three, and if the aggregate number of shares of common stock so to be issued together with the common stock which could be issued upon conversion of such securities approximates (in the reasonable judgment of the Board of Directors) 20% of the aggregate number of shares of Class A common stock and Class B common stock outstanding immediately prior to such transaction; or
◦If the transaction involves issuance of Class A common stock or Class B common stock and any additional consideration, and if the value of the aggregate consideration so to be issued (including the value of any common stock which may be issuable in the future in accordance with the terms of the transaction) has in the reasonable judgment of the Board of Directors a combined fair value of approximately 20% or more of the aggregate market value of shares of Class A common stock and Class B common stock outstanding immediately prior to such transaction; and
•any proposal submitted to a vote of stockholders in connection with the ratification of the selection of our auditors.
Pursuant to our certificate of incorporation, except as described above and as otherwise required by the laws of the State of New York, the entire voting power is vested solely and exclusively in the holders of our Class B common stock, the holders of Class B common stock being entitled to one vote for each share thereof held upon all matters requiring a vote of stockholders, and the holders of the Class A common stock shall have no voting power, and shall not have the right to participate in any meeting of stockholders or to have notice thereof.

Each share of Class B common stock may at any time be converted, at the option of the holder, into one fully paid and non-assessable (except to the extent provided in Section 630 of the New York Business Corporation Law) share of Class A common stock. When shares of Class B common stock have been converted, under the terms of our certificate of incorporation, they are cancelled and not reissued.